Exhibit 10

Genworth Financial, Inc.

2011 Change of Control Plan

1. Purpose. The purpose of the Plan is to enable the Company to offer certain protections to a selected group of key employees of the Company if their employment is terminated in connection with a Change of Control. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Section 2.

2. Definitions.

a. “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

b. “Base Salary” shall mean the Participant’s annual base salary in effect on the date of termination of the Participant’s employment with the Company, including amounts not currently includible in gross income by reason the Participant’s election to defer such amounts under a cafeteria plan, 401(k) plan, or nonqualified deferred compensation plan of the Company or an Affiliate.

c. “Basic Severance Benefits” shall mean the severance benefits described in Section 3(a).

d. “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

e. “Board” shall mean the board of directors of the Company from time to time.

f. “Bonus” shall mean the Participant’s target annual cash bonus for the year in which the Participant’s employment is terminated.

g. “Cause” shall mean (with regard to a Participant’s termination of employment with the Company): (i) your willful and continued failure to substantially perform your duties with the Company and its Affiliates as determined by the Committee; (ii) your willful engagement in conduct (other than conduct covered under clause (i) above) which, in the good faith judgment of the Committee, is injurious to the Company and/or its Affiliates, monetarily or otherwise; or (iii) your material violation of Company or Affiliate policy, or your breach of noncompetition, confidentiality, or other restrictive covenant with respect to the Company or any of its Affiliates, that applies to you; provided, however, that for purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that the act, or failure to act, was in the best interests of the Company and/or its Affiliates.

h. “Change of Control” shall mean any of the following events:

i. Any Person becomes the Beneficial Owner of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(h), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, including without limitation, a public offering of securities; (B) any acquisition by the Company or any of its Affiliates; (C) any acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its Affiliates; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B), and (C) of Section 2(h)(iii);

ii. Individuals who constitute the Board of Directors as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director of the Company subsequent to the Effective Date whose election to the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of (A) at least a majority of the directors then comprising the Incumbent Board, (B) a vote of at least a majority of any nominating committee of the Board of Directors, which nominating committee was designated by a vote of at least a majority of the directors then comprising the Incumbent Board, or (C) in the case of a director appointed to fill a vacancy in the Board of Directors, at least a majority of the directors entitled (under Article VII of the Amended and Restated Certificate of Incorporation of the Company) to elect such director (so long as at least a majority of such directors voting in favor of the director filling the vacancy are themselves members of (or considered to be pursuant to this definition members of) the Incumbent Board) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the directors of the Company or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Board of Directors;

iii. Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (A) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; (B) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the

Company, such Successor Entity, or any of their Affiliates) is the Beneficial Owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso of Section 2(h)(ii)) at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

iv. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

i. “Change of Control Date” shall mean the date on which the Change of Control occurs.

j. “Code” shall mean the Internal Revenue Code of 1986, as amended.

k. “Committee” shall mean a committee appointed or designated by the Board from time to time to administer the Plan. Notwithstanding the foregoing, if, and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board, and all references herein to the Committee shall be deemed to be references to the Board.

l. “Company” shall mean Genworth Financial, Inc., a Delaware corporation, and any successor thereto as provided in Section 13.

m. “Director” shall mean any individual who is a member of the Board.

n. “Disability” shall mean a permanent disability that would make the Participant eligible for benefits under the long-term disability program maintained by the Company or any of its Affiliates (without regard to any time period during which the disability condition must exist) or in the absence of any such program, such meaning as the Committee shall determine.

o. “Effective Date” shall mean August 1, 2011.

p. “Enhanced Severance Benefits” shall mean the severance benefits described in Section 3(b).

q. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

r. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

s. “Good Reason” shall mean (i) relocation of the Participant’s principal business location to an area outside a 100 mile radius of its current location; (ii) any reduction in the Participant’s compensation (including Base Salary and Bonus), a substantial reduction in the benefits provided to the Participant, and/or any failure to timely pay any part of the Participant’s compensation when due (including Base Salary and Bonus) or any benefits due under any benefit plan, program or arrangement; provided, however, that Company-initiated across-the-board reductions in compensation or benefits affecting substantially all Company employees shall alone not be considered Good Reason, unless the compensation reductions exceed fifteen percent (15%) of pay (Base Salary plus Bonus); or (iii) with respect to Tier I Executives only, any significant and material diminution in the Participant’s duties or responsibilities from that which exists on the Change of Control Date, excluding for this purpose isolated and inadvertent actions not taken in bad faith and remedied by the Company promptly after the Company receives notice from the Participant; provided, however, that a change in title or reporting relationship alone shall not constitute Good Reason; provided that any event described in clauses (i) through (iii) above shall constitute Good Reason only if the Company fails to rescind or remedy such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event or condition described in clauses (i) through (iii) above on the 90th day following its occurrence, unless the Participant has given the Company written notice thereof prior to such date.

For purposes of determining the amount of any cash payment payable to the Participant in accordance with the provisions of Sections 3(a) and 3(b), any reduction in compensation or benefits that would constitute Good Reason hereunder shall be deemed not to have occurred.

t. “Omnibus Plan” shall mean the Genworth Financial, Inc. 2004 Omnibus Incentive Plan, as amended from time to time, or any successor plan providing for the grant or award of equity-based compensation to the Company’s employees, officers and directors. With respect to a Participant in this Plan, the provisions of this Plan shall override the provisions of the Omnibus Plan and award agreements thereunder related to a Change of Control, except the provisions of the Omnibus Plan or related award agreements that apply when, pursuant to a Change of Control, a successor entity does not assume and maintain an award granted under the Omnibus Plan.

u. “Participant” shall mean each key employee of the Company selected by the Committee in its sole discretion and designated in writing as eligible for participation herein. The Company will review the list of Participants on a periodic basis, and may add or remove Participants at its discretion, provided, however, that any removal of a Participant shall not be effective within 180 days prior to a Change of Control.

v. “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

w. “Plan” shall mean the Genworth Financial, Inc. 2011 Change of Control Plan, as may be amended from time to time.

x. “Qualified Termination” shall mean, subject to Section 11 of this Plan, within 24 full calendar months after a Change of Control as defined in Section 2(h), a termination of the Participant’s employment by the Company without Cause (and not as a result of the Participant’s death or Disability), or by the Participant for Good Reason.

y. “Tier I Executives” shall mean the executives determined by the Committee from time to time prior to the Change of Control Date to be Tier I Executives and identified as such in the records of the Plan maintained by the Company at any time during the period which is 30 days prior to the Change of Control Date.

z. “Tier II Executives” shall mean the executives determined by the Committee from time to time prior to the Change of Control Date to be Tier II Executives and identified as such in the records of the Plan maintained by the Company at any time during the period which is 30 days prior to the Change of Control Date.

3. Benefits.

a. Basic Severance Benefits. Subject to Sections 4, 5, 6 and 7, if the Participant has a Qualified Termination as defined in Section 2(x), the Participant shall be eligible to receive the following benefits:

i. a lump sum cash payment of accrued but unpaid salary and accrued but unused vacation as of the Participant’s date of termination;

ii. a lump sum cash payment of a prorated portion of the Participant’s Bonus (unless the Participant receives his annual cash Bonus for the year of termination pursuant to another plan, policy or arrangement), determined by calculating the product of (A) the amount of the Participant’s Bonus and (B) a fraction, the numerator of which is the number of days worked in the year in which the termination of employment occurs and the denominator of which is 365;

iii. a lump sum cash payment based on the Participant’s position as of the Participant’s date of termination, as follows:

A.	Tier I Executives: 2.00 times Base Salary, plus 2.00 times Bonus; or

B.	Tier II Executives: 1.50 times Base Salary, plus 1.50 times Bonus;

iv. subject to Section 11 of this Plan , all performance-based equity awards granted to the Participant by the Company under the Omnibus Plan (including, but not limited to awards granted pursuant to a mid-term performance plan with multi-year performance cycles) shall become fully vested and non-forfeitable; shall be deemed earned based on the target performance being attained for the performance period; and shall pay out pro rata based on the portion of the performance period elapsed on the effective date of the Qualified Termination;

v. subject to Section 11 of this Plan, all stock options, restricted stock units and other time-vesting equity awards granted to the Participant by the Company under the Omnibus Plan, except the portion of any award of restricted stock units that vests upon retirement, shall immediately become vested and exercisable in full and/or all restrictions on all shares subject to awards shall lapse (regardless of whether such stock options, restricted stock units or other equity-based awards were vested and exercisable or subject to restrictions at the time of the termination of the Participant’s employment or the Change of Control), with any stock options or other equity-based awards remaining exercisable for the remainder of their stated term;

vi. full and immediate vesting of any supplemental pension benefit under any funded or unfunded or nonqualified pension or deferred compensation plan now or hereafter maintained by the Company in which the Participant participates, with payment to be made at such time and in accordance with the terms of such plan(s); and

vii. except to the extent the following violates section 2716 of the Public Health Service Act (as added by Section 1001 of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act) or any other applicable law, the following health and welfare benefits:

A.	Continuation of the Participant’s coverage under the Company’s Group Life Insurance Plan for up to 18 months following the termination of employment. The coverage continued in accordance with this Plan will be subject to the modifications made to the same coverage during the 18 month period that is maintained by similarly situated participants who have not terminated employment; and

B.	For up to 18 months, the Company will make the same contribution towards the cost of any COBRA continuation coverage of group health plan coverage under a Company sponsored health plan that the Participant elects as a result of the termination of employment that it made on the Participant’s behalf immediately preceding the termination of employment (“Employer Subsidy”); however, the Employer Subsidy is subject to the same modifications to employer subsidies applicable to the same group health coverage maintained by similarly situated participants who have not terminated employment.

Subject to Section 11 of this Plan, Basic Severance Benefits described in paragraphs (i) through (iv) above shall be paid within ten (10) business days (or at such earlier time as required by applicable law) following the Participant’s termination of employment in accordance with the provisions of this Section 3(a). Consistent with Section 11, if a Participant becomes entitled to the Basic Severance Benefits described in paragraphs (i) through (iv) above during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), the Participant’s right to receive such payments and benefits shall be delayed until the earlier of the Participant’s death or the first business day of the seventh month following the Participant’s separation from service.

b. Election of Enhanced Severance Benefits. Subject to the Participant’s election of Enhanced Severance Benefits pursuant to this Section 3(b), and subject to Sections 4, 5, 6, and 7, if the Participant has a Qualified Termination as defined in Section 2(x), the Participant shall be eligible to receive certain enhancements to the Basic Severance Benefits described in Section 3(a), provided that the Participant enters into a noncompetition agreement described in Section 5(b) with the Company at the time of his termination, as follows:

i. an additional lump sum cash payment, based on the Participant’s position as of the Participant’s date of termination as follows:

A.	Tier I Executives: 1.00 times Base Salary, plus 1.00 times Bonus; or

B.	Tier II Executives: 0.50 times Base Salary, plus 0.50 times Bonus;

ii. subject to Section 11 of this Plan, the restrictions on an award of restricted stock units that vest upon retirement shall immediately lapse;

The enhanced portion of the lump sum cash payment described in Section 3(b)(i) above shall be paid upon the expiration of the 18-month noncompetition period under the noncompetition agreement described in Section 5(b), provided the Participant has complied with the terms of such agreement. In all other respects, the Participant will receive the Basic Severance Benefits in accordance with the provisions of Section 3(a), including the applicable lump sum cash payment amount described in Section 3(a)(iii), and the Enhanced Severance Benefits described in Sections 3(b)(ii).

c. Death Benefits. If a Participant dies after becoming entitled to benefits hereunder but before receiving payment, such benefits will be paid to the Participant’s estate as soon as practicable after his or her death. If a Participant has elected Enhanced Severance Benefits and dies before the expiration of the noncompetition period described in Section 3(b) above, he or she shall be considered entitled to the enhanced lump sum cash payment described in Section 3(b)(i), and the payment shall be made to the Participant’s estate.

d. Vesting and Payout of Performance-Based Equity Awards Absent a Qualifying Termination. Notwithstanding anything in this Plan to the contrary, in the event that a Qualifying Termination does not occur following a Change in Control, all performance-based equity awards granted to the Participant by the Company under the Omnibus Plan (including, but not limited to awards granted pursuant to a mid-term performance plan with multi-year performance cycles), shall vest and become non-forfeitable in accordance with the regular vesting schedule set forth in the respective award agreement; but shall be deemed earned based on the target performance being attained for the performance period; and shall be distributed or paid to the Participant on the regularly scheduled payment date as set forth in the respective award agreement.

4. Mandatory Reduction of Payments in Certain Events.

a. Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payment to the Participant, a calculation shall be made comparing (i) the net benefit to the Participant of the Payment after payment of the Excise Tax, to (ii) the net benefit to the Participant if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change of Control, as determined by the Determination Firm (as defined in Section 4(b) below). For purposes of this Section 4, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 4, the “Parachute Value” of a Payment means the present value as of the date of the Change of Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

b. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 4(a)(i) and (ii) above shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Participant (the “Determination Firm”) which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Participant was entitled to, but did not receive pursuant to Section 4(a), could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

c. In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 12 shall be of no further force or effect.

5. Restrictive Covenants.

a. Confidential Information. During the period of their employment with the Company, Participants shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates all trade secrets, proprietary or confidential information, knowledge or data relating to the Company, and/or their respective businesses, which shall have been obtained by the Participant. Trade secret information includes, but is not limited to, customer lists, pricing information, sales reports, financial and marketing data, reserves estimation processes or procedures, techniques, or processes that: (i) derive independent economic value, actual or potential, from not being generally known to the public or to persons who can obtain economic value from their disclosure or use, and (ii) are the subject of reasonable efforts under the circumstances to maintain their secrecy. While employed and at any time after termination of the Participant’s employment with the Company, the Participant shall not, without the prior written consent of the Company, use, communicate or divulge any such information, knowledge or data to anyone at any time.

b. Covenant Not to Compete. If the Participant elects to receive Enhanced Severance Benefits pursuant to Section 3(b), then at the time of termination of employment with the Company, the Participant shall enter into an agreement with the Company whereby he or she agrees not to, during the 18-month period commencing upon a Participant’s Qualified Termination which entitles the Participant to Enhanced Severance Benefits hereunder, (i) directly or indirectly, individually or as a director, officer, principal, agent, Participant, or in any other capacity or relationship, engage in any business or employment, or aid or endeavor to assist any business or legal entity that Competes with the Company, (ii) hold, directly or indirectly, more than five percent of any class of stock of any corporation or more than a 5% interest in any partnership or other business or legal entity that Competes with the Company. Entities within the scope of the term “Competes” shall be up to five financial services industry companies, as designated by the Committee at the time of the Change of Control.

c. Non-Disparagement. The Participant agrees not to, while employed and during the 18-month period commencing upon a Qualified Termination, make any remarks (whether in public or private) knowingly or intentionally disparaging the Company or its Affiliates, or their respective products, services, officers, directors or employees, whether past or current, including any present, former or future director, officer, employee or agent of the Company or an Affiliate.

d. Solicitation of Customers or Clients by Participants. Unless waived in writing by the Company, each Participant agrees that he will not, directly or indirectly, while employed and during the 18-month period commencing upon a Qualified Termination, solicit or contact, directly or indirectly, the trade or patronage of any of the customers or clients of the Company, regardless of the location of such customers or clients of the Company with respect to any services, products, or other matters in which the Company is active.

e. Solicitation of Company Employees. Unless waived in writing by the Company, each Participant agrees that he will not, directly or indirectly, while employed and during the 18-month period commencing upon a Qualified Termination, solicit or attempt to entice away from the Company any director, agent or employee of the Company.

f. Remedies. If a Participant breaches any of the provisions of this Section 5, the Company shall have the right to reduce or offset the Basic or Enhanced Severance Benefits owing to the Participant to the extent of its damages and seek other appropriate relief (including any equitable remedy to which the Company may be entitled), including attorneys’ fees.

6. No Duty to Mitigate/Set-off. No Participant entitled to receive Basic or Enhanced Severance Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to him or her pursuant to this Plan. Further, the amount of Basic or Enhanced Severance Benefits payable hereunder shall not be reduced by any compensation earned by the Participant as a result of employment by another employer or otherwise. Except as provided herein, the amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Participant or others. A Participant entitled to Basic or Enhanced Severance Benefits under this Plan shall not be eligible for benefits under any severance, layoff or termination benefits provided under any other agreement, plan, program or arrangement maintained or sponsored by the Company. In addition, if any termination payments made to a Participant by the Company are related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act (WARN) or similar law, such amounts shall reduce (offset) the Participant’s Basic or Enhanced Severance Benefit under this Plan. In the event of the Participant’s breach of any provision hereunder, including without limitation, Sections 4, 5, 6 or 7, the Company shall be entitled to recover any payments previously made to the Participant hereunder.

7. Release Required. Any amounts payable pursuant to this Plan shall only be payable if the Participant delivers to the Company a release of all claims of any kind whatsoever that the Participant has or may have against the Company and its Affiliates and their officers, directors and employees known or unknown as of the date of his or her termination of employment (other than claims to payments specifically provided hereunder, claims under COBRA, claims to vested accrued benefits under the Company’s tax-qualified employee benefit plans, claims for reimbursement under the Company’s medical reimbursement program for any unreimbursed medical expenses incurred on or before the Participant’s date of termination, claims for unreimbursed business expenses in accordance with the Company’s policy or rights of indemnification or contribution to which the Participant was entitled under the Company’s By-laws, the Company’s Certificate of Incorporation or otherwise with regard to the Participant’s service as an employee, officer or director of the Company) occurring up to the release date in such form as reasonably requested by the Company. Notwithstanding the foregoing, the Participant agrees to reasonably cooperate with the Company with respect to any claim, lawsuit, action, proceeding or governmental investigation relating to the Change of Control.

8. Funding. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company and/or its Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

9. Administration of the Plan.

a. Plan Administrator. The general administration of the Plan on behalf of the Company (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Committee.

b. Reimbursement of Expenses of Plan Committee. The Company shall pay or reimburse the members of the Committee for all reasonable expenses incurred in connection with their duties hereunder.

c. Action by the Plan Committee. Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. Subject to the terms of this Plan and provided that the Committee acts in good faith, the Committee shall have full discretion and authority to determine a Participant’s participation and benefits under the Plan and to interpret and construe the provisions of the Plan.

d. Delegation of Authority. The Committee may delegate any and all of its powers and responsibilities hereunder to other persons. Any such delegation shall not be effective until it is accepted by the persons designated and may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made.

e. Retention of Professional Assistance. The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its duties and responsibilities in connection with the Plan.

f. Accounts and Records. The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

g. Claims/Disputes Procedure.

i. Prior to paying any benefit under the Plan, the Committee may require the Participant to provide such information or material as the Company, in its sole discretion, shall deem necessary for it to make any determination it may be required to make under the Plan. The Committee may withhold payments of any benefit under the Plan until it receives all such information and material and is reasonably satisfied of its accuracy.

ii. Claims for benefits under the Plan should be forwarded to the Committee. The Committee shall provide adequate notice in writing to a Participant whose claim for benefits is denied, setting forth the specific reasons for such denial. In the event of the denial of a claim, the Participant has the right to file a written request for a review of the denial with the Committee within 90 days after the Participant receives written notice of the denial. The Committee will conduct a full and fair review of the claim for benefits. The Committee will deliver to the Participant a written decision on that claim within 60 days after the receipt for review, unless there are special circumstances requiring an extension of time for processing, the 60-day period may be extended up to 120 days.

iii. All acts and decisions of the Committee shall be final and binding upon the Participant.

h. Fees and Expenses. The Company will pay or reimburse the Participant, on a current basis, for all costs and expenses, including without limitation court costs and reasonable attorneys’ fees, incurred by the Participant in seeking to obtain or enforce any right or benefit provided by this Plan, provided that the Participant is successful on at least one element of his claim.

i. Indemnification. The Committee, its members and any person designated pursuant to Section 9(d) above shall not be liable for any action or determination made in good faith with respect to the Plan. The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless each member of the Committee and each director, officer and employee of the Company for liabilities or expenses they and each of them incur in carrying out their respective duties under this Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.

10. Continuance of Welfare Benefits Upon Death. If the Participant dies while receiving a welfare continuation benefit provided under Section 3(a)(vii) or Section 3(b)(iii) of the Plan, the Participant’s spouse and other dependents will continue to be covered under all applicable welfare plans during the remainder of the respective coverage period. The Participant’s spouse and other dependents will become eligible for COBRA continuation coverage for health and dental benefits at the end of such period.

11. Code Section 409A.

a. Notwithstanding anything in this Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) would otherwise be payable or distributable hereunder by reason of a Participant’s termination of employment, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a termination of employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

b. Notwithstanding anything in this Plan to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan by reason of a Participant’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first business day of the seventh month following the Participant’s separation from service; and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A

Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Company, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

12. Amendment and Termination. The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of this Plan at any time, provided that in no event shall any amendment reducing the benefits provided hereunder be effective within 180 days prior to a Change of Control.

13. Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. In any such event, the term “Company”, as used in this Plan, shall mean the Company, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

14. Miscellaneous.

a. Rights of Participants. Nothing herein contained shall be held or construed to create any liability or obligation upon the Company to retain any Participant in its service. All Participants shall remain subject to discharge or discipline to the same extent as if this Plan had not been put into effect.

b. Governing Law. The Plan shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

c. Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.

d. Severability. In case any provision of this Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of this Plan unless such determination shall render impossible or impracticable the functioning of this Plan, and in such case, an appropriate provision or provisions shall be adopted so that this Plan may continue to function properly.

e. Assignment and Alienation. The benefits payable to the Participant under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized.

f. Communications. All announcements, notices and other communications regarding this Plan will be made by the Company in writing.

g. ERISA Plan. The Plan is intended to be a “top hat” welfare benefit plan within the meaning of U.S. Department of Labor Regulation § 2520.104-24.

15. Entire Agreement. This Plan sets forth the entire understanding of the Company with respect to the subject matter hereof and supersedes all existing severance and change of control plans, agreements and understandings (whether oral or written) between the Company and the Participants with respect to the subject matter herein.

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